[For Retail Funds]

Exhibit 8(ff)(1)

Amendment No. 3 to Participation Agreement (JPMorgan)

[For Retail Funds]

AMENDMENT NO. 3 TO THE

PARTICIPATION AGREEMENT

This Amendment No. 3, dated as of the 1st day of May, 2013, by and among Transamerica Advisors Life Insurance Company (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be revised from time to time (the “Account”), each of the trusts and the corporation executing this Agreement (each a “Fund” and collectively the “Funds”) and JPMorgan Distribution Services, Inc. (the “Underwriter”).

WHEREAS, the parties executed an amendment dated March 1, 2012 to add Confidential Information, complying with Massachusetts privacy laws that shall hereafter be referred to as Amendment Number 2 to the Participation Agreement.

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	A new section, numbered consecutively, is added to the Agreement as follows:

ARTICLE XIII. Summary Prospectus

Should the Fund and the Company desire to distribute the prospectuses of the funds within the Fund pursuant to Rule 498 of the Securities Act of 1933, as amended, (“Rule 498”), the roles and responsibilities of the Parties to the Agreement (the “Parties”), for complying with Rule 498 and other applicable laws, are set forth as follows:

13.1. For purposes of this Section, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

13.2. The Fund shall provide, or cause to provide, the Company with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Fund provide the Company with Statutory Prospectuses. If the Fund makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, unless the Parties agree otherwise, the Fund shall, in its discretion, provide the Company with such revised Summary Prospectus or a supplement setting forth the changes in the Rule 497 filing.

13.3. The Fund shall be responsible for compliance with Rule 498(e).

13.4. The Fund represents and warrants that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund and its series.

13.5. The Fund represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) involving Contract owner requests for additional Fund documents made directly to the Fund. The Fund further represents and warrants that any information obtained about Contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

13.6. The Company represents and warrants that it will comply with the requirements of Rule 498 and applicable law in connection with the delivery of the Summary Prospectuses.

[For Retail Funds]

13.7 The Company represents and warrants that it will respond to requests for additional fund documents made by Contract owners directly to the Company or one of its affiliates.

13.8. Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

13.9 The Company represents and warrants that it will not alter the Summary Prospectus or Statutory Prospectus without the prior written consent of the Fund.

13.10. If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Fund will provide the Company with at least 60 days advance notice of its intent.

13.11. The Parties agree that the Company is not required to distribute Summary Prospectuses to its Contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give Adviser/Underwriter and the Fund reasonable notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses. To the extent a Summary Prospectus is made available by the Fund, the Company, in its sole discretion, reserves the right to deliver to Contract Owners a Summary Prospectus for each underlying fund that has served as an investment option under a Contract issued by the Company. In addition, the Company, in its sole discretion, reserves the right to deliver the Statutory Prospectus in place of the Summary Prospectus. The Company shall deliver (or arrange for delivery of) such Summary or Statutory Prospectuses at the times required by applicable provisions of the 1933 Act and 1940 Act, the rules or regulations thereunder, and any applicable guidance received from the SEC or from the SEC Staff thereunder.

13.12. The Parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Section as applicable.

2.	The existing 5th Whereas clause of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, the Account is duly established and maintained as a segregated asset account, duly established by the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to variable annuity contracts set forth in Schedule A hereto, as it may be revised or supplemented from time to time with notice to all parties (the “Contracts”);

3.	The existing 8th Whereas clause of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios (and classes thereof) listed in Schedule B hereto, as it may be revised or supplemented from time to time with notice to all parties (the “Designated Portfolios”) on behalf of the Account to fund the aforesaid Contracts, and the Underwriter is authorized to sell such shares in the Designated Portfolios, and classes thereof, to the Account at net asset value.

4.	The parties agree to combine existing Schedule A and Schedule B into a single schedule hereby referenced as Schedule A, as supplemented from time to time by a party, with notice to all other parties. Schedule A and Schedule B of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A. All references to Schedule B in the Agreement are hereafter a reference to Schedule A.

[For Retail Funds]

5.	A new paragraph, numbered consecutively, is added to ARTICLE II. Representations and Warranties, as follows:

2.10. The Fund represents and warrants that it is not subject to registration or regulation as a “commodity pool operator” as defined in the Commodity Exchange Act because it has claimed an exclusion from that definition. Fund agrees to promptly notify the Company if this representation ceases to be true. Fund, Adviser/Underwriter and Fund Manager each represent and warrant that it will at all times comply with the Commodities Exchange Act and Commodity Futures Trading Commission rules and regulations to the extent required.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: May 1, 2013

Transamerica Advisors Life Insurance Company		JPMorgan Trust I JPMorgan Trust II J.P. Morgan Fleming Mutual Fund Group, Inc. J.P. Morgan Mutual Fund Group J.P. Morgan Mutual Fund Investment Trust Undiscovered Managers Funds

By:	/s/ John Mallett	By:	/s/ Jeffery A. Reedy
Name:	John Mallett	Name:	Jeffery A. Reedy
Title:	Vice President	Title:	Assistant Treasurer
Date:	5-2-13	Date:	4/30/13

JPMorgan Value Opportunities Fund, Inc.		JPMORGAN DISTRIBUTION SERVICES, INC.

By:	/s/ Susan S. Montgomery	By:	/s/ Robert L. Young
Name:	Susan S. Montgomery	Name:	Robert L. Young
Title:	Authorized Signer	Title:	Managing Director
Date:	4/30/13	Date:	4/30/13

[For Retail Funds]

SCHEDULE A

Revised May 1, 2013

SEPARATE ACCOUNTS

Merrill Lynch Life Variable Annuity Separate Account D

POLICIES

PORTFOLIOS

JPMorgan Trust II – JPMorgan Multi-Cap Market Neutral Fund – Class A Shares

JPMorgan Trust II – JPMorgan Small Cap Growth Fund – Class A Shares